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THE BAUPOST FUND
ATTACHMENT TO FORM N-SAR
FOR PERIOD ENDED APRIL 30, 1998
FILE NUMBER 811-6138
CIK NUMBER 0000865827



SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


(a) A special meeting of the shareholders of record on December 5, 1997 of The Baupost Fund was held on December 22, 1997.

(b)    N/A

(c) For each of the following matters voted upon at the meeting, there were 7,772,529 affirmative votes cast (either in person or by proxy) and 0 negative votes cast:

       That the terms of the new Investment Advisory Agreement between the Baupost Group, LLC and the Fund be and hereby are approved effective on or after January 2, 1998.

       That the Fund's fundamental investment restriction with respect to investments in real estate as proposed in the proxy statement be and hereby is amended.

       That the Fund's fundamental investment restriction with respect to investments in certain oil, gas or other mineral interests as proposed in the proxy statement be and hereby is eliminated.

       That the Fund's fundamental investment restriction with respect to making loans as proposed in the proxy statement be and hereby is amended.

       That the Fund's fundamental investment restriction with respect to pledging assets as proposed in the proxy statement be and hereby is eliminated.

       That the Fund's fundamental investment restriction with respect to borrowing as proposed in the proxy statement be and hereby is amended.

       That the Fund's fundamental investment restriction with respect to investments in commodities as proposed in the proxy statement be and hereby is amended.